Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Brightpoint, Inc. for the registration of common stock and preferred stock and to the incorporation by reference therein of our reports dated February 25, 2011, with respect to the consolidated financial statements and schedule of Brightpoint, Inc., and the effectiveness of internal control over financial reporting of Brightpoint, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

Indianapolis, Indiana
April 28, 2011